January 24, 2011

U.S. Securities and Exchange Commission
Office of the Chief Accountant
100 F. Street, NE
Washington, DC 20549

RE:  Legend Oil & Gas, Inc. (formerly SIN Holdings, Inc.)

Ladies and Gentlemen:

We have read the statements of Legend Oil & Gas, Inc. (formerly SIN Holdings, Inc.) pertaining to our Firm included under Item 4.01(a) of Form 8-K dated January 21, 2011 and agree with such statements as they pertain to our Firm.  We have no basis to agree or disagree with other statements of the Registrant contained therein.

Sincerely,

/s/ Robison, Hill & Co.
____________________________
Certified Public Accountants

MEMBERS OF AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS
MEMBERS OF THE SEC PRACTICE SECTION and THE PRIVATE COMPANIES PRACTICE SECTION

1366 East Murray-Holladay Road, Salt Lake City, Utah  84117-5050
Telephone 801/272-8045, Facsimile 801/277-9942